UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
October 15, 2010

Global Gold Corporation
(Exact name of registrant as specified in its charter)

Delaware	02-69494	13-3025550
(State or other jurisdiction	(Commission	(IRS
of incorporation)	File Number)	Identification No.)

45 East Putnam Avenue, Greenwich, CT	06830
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (203) 422-2300

_______________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On June 17, 2010, Global Gold Corporation and its subsidiary Global Gold Mining, LLC (collectively “Global”) and Caldera Resources, Inc (“Caldera”) announced TSX-V approval of their March 24, 2010 joint venture agreement to explore and bring the Marjan property into commercial production. The Marjan mining property is located in Southwestern Armenia, along the Nakichevan border in the Syunik province.  As previously reported, the property is held with a twenty-five year “special mining license,” effective April 22, 2008 and expiring April 22, 2033, which expanded the prior license term and substantially increased the license area.  The license required payments of annual governmental fees and   the performance of work at the property as submitted and approved in the mining plan which includes mining of 150,000 tonnes of mineralized rock between April 22, 2008 and April 21, 2011, as well as exploration work to have additional reserves approved under Armenian Law in order to maintain the licenses in good standing.  Caldera has advised Global as well as governmental authorities that it would not be complying with the work requirements which prompted 90 day termination notices from the government and the October 7, 2010 joint venture termination notice from Global, which Global had agreed to keep the termination notice confidential until October 15, 2010.  Contrary to misleading reports, these notices do not trigger mere administrative proceedings nor have they been withdrawn.

The joint venture agreement provided that Caldera would be solely responsible for license compliance and conducting the approved mining plan, and that “[i]n the event that Caldera does not, or is otherwise unable to, pursue this project and pay to Global Gold the amounts provided for hereunder, Caldera’s rights to the Property and the shares of Marjan-Caldera Mining LLC shall be forfeited and replaced by a Net Smelter Royalty (the “NSR”).” Caldera has not met the threshold to earn any NSR under the agreement, and its notice of license non-compliance as well as its failure to pay resulted in an automatic termination of its rights by operation of the agreement.  The agreement provided that Caldera would deliver 500,000 of its shares to Global, “subject to final approvals of this agreement by the TSX Venture Exchange.” The TSX Venture Exchange approval was issued in June and Caldera failed to deliver the shares.

In addition, Global’s October 7, 2010 termination notice noted Caldera’s illegal behavior in registering charter changes harmful to and without the consent of Global, failure to operate with an agreed budget, illegal use of power of attorney (since withdrawn), refusal to turn over joint venture documents, material misrepresentations on technical and other matters, and more.  Global has also provided notice that Caldera should stop using misleading pictures of Global work and properties unrelated to Marjan on Caldera’s website, and Caldera has refused to do so.   Global is committed to preserving the license and hopes to resolve any related problems amicably, but reports that the joint venture has been confirmed and not terminated were issued without Global’s approval and Global assumes no responsibility for them or any information disseminated without Global’s consent.

Item 8.01 Other Events

On October 18, 2010, the Company issued a press release announcing the expansion of production and recommencement of gold shipments from Toukhmanuk in Armenia and confirmation of the joint venture termination with Caldera Resources, Inc. at its Marjan property in Armenia.

A copy of the Company's press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Exhibits

Exhibit No.	Description

99.1
Press release of Global Gold Corporation announcing a production expansion and recommencement of gold shipments from Toukhmanuk in Armenia and confirmation of the joint venture termination with Caldera Resources, Inc. at its Marjan property in Armenia.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 20, 2010	Global Gold Corporation

	By:	/s/ Van Z. Krikorian
	Name:	Van Z. Krikorian
	Title:	Chairman and Chief Executive Officer